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                                                               EXHIBIT 23.1


                        CONSENT OF INDEPENDENT  AUDITORS


The Board of Directors
Northwest Biotherapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-82094) on Form S-8 of Northwest Biotherapeutics, Inc. of our report dated March 10, 2003, with respect to the consolidated balance sheets of Northwest Biotherapeutics, Inc. (a development stage company) and subsidiary as of December 31, 2001 and 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002 and the period from March 18, 1996 (inception) through December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Northwest Biotherapeutics, Inc.

Our report dated March 10, 2003 contains an explanatory paragraph that states that Northwest Biotherapeutics, Inc. has experienced recurring losses from operations and has a deficit accumulated in the development stage which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Seattle, Washington
March 18, 2003